Exhibit 10.3

Via Electronic Mail

October 23,2008

Dr. Tom Furness
RATLab, LLC
5607 40th Ave NE
Seattle, WA 98115

RE: Letter Agreement

Dear Tom:

The purpose of this Letter ("Letter") is to set forth the agreement between Visualant, Inc. and assigns ("VSUL") and RATLAB, LLC, and affiliates ("RATLAB"), with respect to a resolution of outstanding matters between the parties, proposed future collaboration between the parties and licensing and equity participation agreements whereby assigns will exploit the VSUL technology in certain enumerated fields of use, and VSUL are sometimes collectively referred to as "parties" and individually as a "party."

1. SUMMARY OF TERMS. The following paragraphs constitute a description of the parties' agreements with respect to the transactions. Except as described herein, this Letter is binding on the parties and the provisions described below shall be enforceable against the parties either in the manner set forth in the individual agreements referenced herein and attached hereto or as described below.

1.1 VSUL has provided a non-exclusive non-commercial license referenced in Exhibit A and made a part of this agreement by this reference.

1.2 VSUL has provided an exclusive, world-wide, commercial license to the referenced in Exhibit B and made a part of this agreement by this reference.

1.3 RATLAB shall provide to VSUL a license on independently developed and RATLAB owned IP referenced in Exhibit C and made a part of this agreement by this reference.

1.4 In addition to the royalties payable to VSUL under the license described in Section 1.2, if at any time the RATLAB elects to create an affiliate to exploit the VSUL IP under the Section 1.2 license, the RATLAB will provide VSUL 10% of the initial equity of such affiliate in consideration for the granting of the initial equity of such affiliate in consideration for the granting of Section 1.2 license to RATLAB. The VSUL interest in such RATLAB affiliate shall benefit from the same preemptive rights and other protections, if any, enjoyed by the other founders and will be subject to the same dilution risk from additional investment, stock option grants, etc. as the other founders face.

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1.5 Upon request, VSUL may grant one or more non-exclusive or exclusive commercial licenses to the VSUL IP to the RATLAB in designated fields of use outside of the Exclusive Fields. The scope and terms of such additional licenses will be negotiated in good faith at the time of grant and will reflect the royalty rates for the Exclusive Fields, with equitable adjustments to reflect differences in scope, duration, industry, and other nuances inherent in the license. The license agreement memorializing this intent is attached hereto as Exhibit D to this Letter and incorporated herein by this reference.

1.6 VSUL shall issue the RATLAB and RATLAB personnel VSUL common stock in the amounts and for the benefit of the individuals as set forth in Exhibit E to this the Letter and incorporated herein by this reference. The common stock in the "vested column" for all individuals shall immediately vest. The additional common stock for Messrs Furness and Schowengerdt shall vest upon according to the schedule set forth in Exhibit F to the Letter and incorporated herein by this reference.

1.7 Upon receipt of debt or equity financing from any source in an amount of at least $100,000, VSUL shall pay the RATLAB the amount of $65,000 in cash for previously unpaid invoices, which amount shall bear simple interest at the annual rate of eighteen percent (18%) from June 1, 2007 until paid. Upon payment the RATLAB shall deliver the two demonstration units remaining to be delivered.

1.8 VSUL shall pay the RATLAB for work on an on-going basis on rates and pursuant to terms which are to be negotiated.

2.          DEFINITIVE AGREEMENTS. This agreement and the agreements attached hereto are the definitive agreements covering the transactions between the parties.

3.       MEDIATION. The parties hereto agree that any disputes arising out of the interpretation of this Letter and/or the agreements attached hereto shall be adjudicated by JAMS in Seattle, WA applying the laws of the State of Washington. The prevailing party in any such matter determined by JAMS shall be paid their costs and attorneys fees.

4.          CONFIDENTIALITY. Any press releases or public announcements of activities relating to this Letter and its attached agreements shall be approved by both parties hereto.

5.          DISCLAIMER OF LIABILITIES. Except to the extent otherwise provided in this Letter and the agreements attached hereto each party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in this Letter.

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6.          BINDING NATURE OF THIS LETTER. This Letter as a whole, is intended to constitute, and shall constitute a legal and binding obligation, contract or agreement between the parties, and is intended to be relied upon by any party as constituting such.

7.          ENTIRE AGREEMENT. This Letter and the other agreements attached hereto constitutes the entire agreement, and supersedes any and all prior agreements (including, without limitation, the Confidential Letter of Intent, dated August 13, 2008) between the parties with regard to the transactions described in this Letter. No amendment of any provision of this Letter of the other agreements attached hereto will be valid unless set forth in a written instrument signed by both parties. In the event of any conflict between this Letter and any of the other agreements attached hereto, the terms of the applicable agreement will govern.

8.          COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed an original, but all of which taken together shall constitute one and the same document.

Sincerely,

/s/ Ron Erickson

Visualant, Inc.
By: Ron Erickson Its: Chairman

ACCEPTED AND AGREED as of
23, OCT 2008

RATLAB, LLC

/s/  Tom Furness

Dr. Tom Furness, Manager

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Exhibit A

Exclusive Fields License Terms and Performance Criteria

Scope:
World-wide, exclusive, irrevocable, assignable, sublicensable license tocommercialize and exploit the VSUL IP in the environmental, agricultural, gemology and jewelry fields of use. Without limiting the generality of the foregoing, the license will include the rights to: (a) use, develop, make, have made and distribute the VSUL IP world-wide for applications related to the Exclusive Fields; (b) use, develop, make, have made and distribute improvements or enhancements owned by the RATLAB world-wide for applications related to the Exclusive Fields; (c) exercise any other rights under the VSUL IP in the Exclusive Fields (including, without limitation, the right to take any action against any past, present or future infringement, misappropriation or a violation of the VSUL IP in the Exclusive Fields; and (d) sublicense any of the rights granted under the license for purposes of developing, manufacturing or distributing products related to the Exclusive Fields.

Term:	With respect to any patents included in the VSUL IP--The shorter of (i) 10 yearsfrom date of grant or (ii) the remaining term of the patent. With respect to patented VSUL IP-10 years.

Royalty:	5% of gross revenue received from actual sales of products incorporating one or more patents included in the VSUL IP. This royalty obligation will cease upon expiration of the subject patent(s).

Exclusivity Conditions:

For the Exclusive Field license to remain exclusive the RATLAB shall have completed the following within the specified time:

-Create an affiliate for the purpose of commercializing the VSUL IP in the Exclusive Fields within six months of the grant of the license.

-Obtain funding of the affiliate so that it is operational on a stand alone basis within twenty-four months of the grant of the license. (Stand alone is defined as being able to support its own officers and staff, and conduct research either on its own or in conjunction with the RATLAB.

-Develop a demonstration unit of the technology within an Exclusive Field within three years of the grant of the license.

-Deliver the first royalty check to VSUL within five years of the grant of the license.

In the event that any of the aforementioned performance benchmarks are not achieved, the Exclusive Field license shall become non-exclusive for the duration of its term.

A-1

Exhibit B

Name	SHARES VESTED	SHARES TO VEST (per Schedule C)
Furness, Thomas	700,000	500,000
Schowengerdt, Brian	700,000	500,000
Walker, Nicholas	80,000
Melville, Ross	100,000
Burstein, Bob	80,000
Burnette, John	80,000
Chinthammit, Winyu	20,000
Schroder, Konrad	80,000
Jones, Alden	10,000

TOTAL	1,850,000	1,000,000

B-1

Exhibit C

VSUL Common Stock Vesting Schedule for each of Furness and Schowengerdt

150,000 shall vest upon the completion of the demonstration to JFE and/or another Japanese company associated with Visualant KK.  In the case that this milestone cannot be met with a Japanese Company, alternatively a demonstration to any international company associated with VSUL or Visualant KK.

150,000 shall vest upon the closing of a financing for the RATLAB affiliate that is developing commercial applications with in the Exclusive Fields.

200,000 shall vest upon the first commercial sale of a product developed pursuant to the Exclusive Fields license.

C-1